                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        MARGAININ PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:
                                           Rule 14a-6( ) (2)

                         MAGAININ PHARMACEUTICALS INC.
                               5110 CAMPUS DRIVE
                          PLYMOUTH MEETING, PA 19462
                              __________________

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 18, 1999
                              __________________

TO THE STOCKHOLDERS OF
MAGAININ PHARMACEUTICALS INC.:

  Notice is hereby given that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of MAGAININ PHARMACEUTICALS INC. (the "Company" or "Magainin") will be held at the DoubleTree Guest Suites Hotel, 640 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462 on May 18, 1999, at 10:00 a.m., local time, for the following purposes:

  1. To elect eight directors, and

  2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  Only stockholders of record as of the close of business on March 22, 1999 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of stockholders of the Company as of the close of business on March 22, 1999 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company's executive offices at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462.

                                    By order of the board of directors,

                                    /s/ Michael R. Dougherty

                                    Michael R. Dougherty
                                    Secretary

Plymouth Meeting, Pennsylvania
April 12, 1999

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                         MAGAININ PHARMACEUTICALS INC.
                               5110 CAMPUS DRIVE
                          PLYMOUTH MEETING, PA 19462
                              __________________

                              PROXY STATEMENT FOR
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 18, 1999
                              __________________

     This proxy statement and the accompanying form of proxy are being mailed on or about April 12, 1999 to the stockholders of Magainin Pharmaceuticals Inc. (the "Company" or "Magainin"). These materials are being furnished in connection with the solicitation by the board of directors of the Company of proxies to be voted at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the DoubleTree Guest Suites Hotel, 640 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462 on May 18, 1999, at 10:00 a.m., local time, and at any adjournments thereof.

     At the Annual Meeting, stockholders of the Company will be asked to vote upon the election of eight directors.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

     The Company's Annual Report to Stockholders for the year ended December 31, 1998, including financial statements, is being mailed to stockholders with this proxy statement, but does not constitute a part of this proxy statement. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, is available without charge upon written request to Investor Relations, Magainin Pharmaceuticals Inc., 5110 Campus Drive, Plymouth Meeting, PA, 19462.

                             VOTING AT THE MEETING

     Holders of record of shares of the Company's Common Stock at the close of business on March 22, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, there were 22,911,616 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such stockholder's name.

     The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.

     Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Annual Meeting. The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     Directors are to be elected at the Annual Meeting by a plurality of the votes cast by holders of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. With regard to the election of directors, votes may be cast in favor of a director nominee or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect other than for purposes of determining the presence of a quorum.

     Execution of the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

     The Company believes that brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the authority to vote those shares with respect to the election of directors, if they have not received instructions from the beneficial owner. A failure by brokers to vote those shares will have no effect in the outcome of the election of directors, as the directors are to be elected by a plurality of the votes cast.

     Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

                             ELECTION OF DIRECTORS

     The board of directors of the Company consists of such number of directors as is fixed from time to time by resolution adopted by the board of directors. At the Annual Meeting, eight directors are to be elected. The term of office for each director elected at the Annual Meeting will expire at the Company's 2000 Annual Meeting of Stockholders, and each director will hold office until the election and qualification of the director's successor or until the director's earlier death, removal or resignation.

     The board of directors, upon the recommendation of the Nominating Committee, has nominated Dr. Zola P. Horovitz, Dr. Bernard Canavan, Michael R. Dougherty, Dr. Roy C. Levitt, Dr. Charles A. Sanders, Robert F. Shapiro, Dr. James B. Wyngaarden and Dr. Michael A. Zasloff for election as directors of the Company to serve until the 2000 Annual Meeting of Stockholders. All nominees are presently directors of the Company whose terms expire at the Annual Meeting.

     All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The board of directors believes all nominees will be able to serve as directors; if this should not be the case; however, the proxies may be voted for one or more substitute nominees to be designated by the board of directors or the board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW.

                              __________________


                             NOMINEES FOR ELECTION

                              __________________

                                  YEAR FIRST
                                    BECAME
NAME OF DIRECTOR             AGE   DIRECTOR   PRINCIPAL OCCUPATIONS DURING PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
----------------             ---  ----------  ----------------------------------------------------------------------
Zola P. Horovitz, Ph.D.....   64    1995      Dr. Horovitz has served as Chairman of the Board of Directors since August 1998, and a director of the Company since 1995. Dr. Horovitz was employed by Bristol-Myers
                                              Squibb Company ("Bristol-Myers") and its predecessor, Squibb Corporation, for over thirty years. At the time of his retirement in 1994, Dr. Horovitz was Vice President of Business Development at Bristol-Myers. Dr. Horovitz is currently a consultant to the pharmaceutical and biotechnology industries, and is a director of Avigen, Inc.,
                                              Clinicor, Inc., Procept, Inc., Synaptic Pharmaceutical Corporation, Diacrin, Inc.,
                                              BioCryst Pharmaceuticals, Inc. and Roberts Pharmaceutical Corporation.

Bernard Canavan, M.D.......   63    1994      Dr. Canavan has served as a director of the Company since 1994. Dr. Canavan was employed by American Home Products Corporation for over twenty-five years until his retirement in February 1994. From June 1990 until January 1994, he was President of
                                              American Home Products Corporation and was responsible for all operations, including its pharmaceutical businesses worldwide. Previously, Dr. Canavan was Chairman and
                                              Chief Executive Officer of American Home Products Corporation's pharmaceutical company, Wyeth-Ayerst Laboratories. Dr. Canavan is also a director of Alpha-Beta
                                              Technology, Inc. and BioChem Pharma Inc.

                                  YEAR FIRST
                                    BECAME
NAME OF DIRECTOR             AGE   DIRECTOR   PRINCIPAL OCCUPATIONS DURING PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
----------------             ---  ----------  ----------------------------------------------------------------------
Michael R. Dougherty.......   41     1997     Mr. Dougherty has served as President and Chief Executive Officer of the Company
                                              since August 1998. Mr. Dougherty served as Executive Vice President of the Company from March 1995 through August 1998, and as a Director since August, 1997. From
                                              August 1993, when he joined the Company, until March 1995, Mr. Dougherty served as
                                              Senior Vice President.  Mr. Dougherty has served as Chief Financial Officer of the
                                              Company since August 1993. Prior to joining the Company, Mr. Dougherty served in the following capacities at Centocor, Inc. (a biopharmaceutical company): Senior Vice
                                              President, Chief Financial Officer and Treasurer, from February 1992 to August 1993,
                                              Vice President Corporate Finance from May 1990 to February 1992 and Treasurer from
                                              June 1986 to May 1990.

Roy C. Levitt, M.D.........   45     1997     Dr. Levitt has served as Executive Vice President and Chief Operating Officer of the
                                              Company since August 1998. Dr. Levitt was appointed head of Research and Development at the Company, and a Director in August, 1997. Dr. Levitt has served as Executive
                                              Vice President since joining the Company in January 1996. Prior to joining the
                                              Company, Dr. Levitt was a faculty member at Johns Hopkins University in the Department of Anesthesiology and Critical Care Medicine, from 1986 to 1995, in Neurological
                                              Surgery from 1995 to 1996 and in Environmental Health Sciences from 1988 to 1996.

Charles A. Sanders, M.D....   67     1996     Dr. Sanders has served as a director of the Company since September 1996. Dr. Sanders is the retired Chairman and Chief Executive Officer of Glaxo Inc., where he was employed from 1989 to 1995. Previously, Dr. Sanders was Vice Chairman of Squibb
                                              Corporation and also served as General Director of Massachusetts General Hospital. Dr.
                                              Sanders is a director of Scios Inc., Vertex Pharmaceuticals Incorporated, StaffMark,
                                              Inc., Kendle International Inc., Pharmacopeia, Inc. and Trimeris, Inc.

Robert F. Shapiro..........   64     1996     Mr. Shapiro has served as a director of the Company since September 1996. In 1997, Mr.
                                              Shapiro joined Klingenstein, Fields and Co., LLC, an investment management firm, as
                                              Vice Chairman and Partner. Since 1988, Mr. Shapiro has also served as President of RFS
                                              & Associates, Inc., a private investment and consulting firm. Previously, Mr. Shapiro served as President and Co-Chairman of Wertheim Schroder & Co., Inc. and Chairman of
                                              New Street Capital Corporation, investment banking firms. Mr. Shapiro is a director of
                                              American Buildings Company, The Burnham Fund, Inc., Equitable Capital Partners, L.P.
                                              and The TJX Companies, Inc.

                                  YEAR FIRST
                                    BECAME
NAME OF DIRECTOR             AGE   DIRECTOR   PRINCIPAL OCCUPATIONS DURING PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
----------------             ---  ----------  ----------------------------------------------------------------------
James B. Wyngaarden, M.D...   74     1996     Dr. Wyngaarden has served as a director of the Company since September 1996. Since
                                              1998, Dr. Wyngaarden has served as a Professor of Medicine at Duke University Medical
                                              School. Since 1996, Dr. Wyngaarden has been a partner in the Washington Advisory
                                              Group, a consulting firm. From 1995 to 1997, Dr. Wyngaarden was a Senior Associate
                                              Dean, International Affairs, University of Pennsylvania Medical School. From 1990 to
                                              1994, Dr. Wyngaarden was Foreign Secretary of the U.S. National Academy of Sciences
                                              and Institute of Medicine. From 1990 to 1994, Dr. Wyngaarden also served as Associate
                                              Dean at Duke University Medical School. Dr. Wyngaarden previously served in several capacities, including as the Director of the National Institutes of Health. Dr.
                                              Wyngaarden is a director of Hybridon, Inc. and Human Genome Sciences, Inc.

Michael A. Zasloff, M.D.,
 Ph.D......................   53     1988     Dr. Zasloff has served as Executive Vice President of the Company since July 1992. In
                                              July 1996, Dr. Zasloff was appointed Vice Chairman of the Board. From 1988 until Dr.
                                              Zasloff joined the Company on a full-time basis in July 1992, Dr. Zasloff was the
                                              Company's Chief Scientific Advisor and served as the Charles E.H. Upham Professor,
                                              Department of Pediatrics and Genetics, at the University of Pennsylvania School of
                                              Medicine, and Chief, Division of Human Genetics and Molecular Biology, at the
                                              Children's Hospital of Philadelphia. From 1982 until 1988, Dr. Zasloff was Chief,
                                              Human Genetics Branch, National Institutes of Child Health and Human Development, at
                                              the National Institutes of Health. Dr. Zasloff currently also serves as Adjunct
                                              Professor, Department of Human Genetics and Orthopedics, at the University of
                                              Pennsylvania School of Medicine.

GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The board of directors of the Company met on five occasions during 1998. The Delaware General Corporation Law provides that the board of directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The board of directors annually elects from its members an Executive Committee, Audit Committee, Compensation Committee and Nominating Committee. Each director attended in the aggregate at least 75% of the meetings of the board of directors held during the period for which he was a director, and the meetings of the committee or committees on which he served during such period.

     Executive Committee. The Executive Committee may exercise, with certain exceptions, all of the authority of the board in the management of the business and affairs of the Company. The Executive Committee is intended to serve in the event that action must be taken by the board of directors at a time when convening a meeting of the entire board is not feasible. The Executive Committee met three times during 1998. The current members of the Executive Committee are Mr. Dougherty and Dr. Horovitz.

     Audit Committee. The Audit Committee is responsible for providing general oversight with respect to the accounting principles employed in the Company's financial reporting. The Audit Committee meets at least annually with the Company's principal financial and accounting officers and independent public accountants to review the scope of auditing procedures, the Company's policies relating to internal auditing and accounting procedures and controls, and to discuss results of the annual audit of the Company's financial statements. The Audit Committee met three times during 1998. The current members of the Audit Committee are Dr. Horovitz and Mr. Shapiro, both non-employee members of the board of directors.

     Compensation Committee. The Compensation Committee has general supervisory power over, and the power to grant awards under, the Company's equity compensation plans. In addition, the Compensation Committee recommends to the board the compensation of the Company's President and Chief Executive Officer, reviews and takes action on the recommendations of the President and Chief Executive Officer as to the compensation of the Company's other officers and key personnel, approves the grants of any bonuses to officers, and reviews other compensation matters generally. The Compensation Committee met eight times during 1998. The current members of the Compensation Committee are Dr. Canavan and Dr. Sanders.

     Nominating Committee. The Nominating Committee is authorized to consider candidates for directors of the Company. It is the policy of the Nominating Committee to consider director nominees recommended by stockholders. Any such recommendation, together with the nominee's qualifications and consent to being considered as a nominee, should be sent in writing to the Nominating Committee in care of the Secretary of the Company. The Nominating Committee did not hold any meetings during 1998. The current members of the Nominating Committee are Mr. Dougherty and Dr. Wyngaarden.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 22, 1999 (except as otherwise noted) regarding the ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement and (iv) by all current executive officers and directors of the Company as a group.

                                                                              NUMBER OF SHARES      PERCENT OF
BENEFICIAL OWNER                                                            BENEFICIALLY OWNED(1)    CLASS(2)
----------------                                                            ---------------------    --------
Wellington Management Company, LLP("Wellington")(3)(4)......................       3,119,900           12.7%
75 State Street
Boston, MA 02109

Vanguard Specialized Funds-Vanguard Health Care Fund("Vanguard")(3)(4)......       1,278,100            5.2%
P.O. Box 2600
Valley Forge, PA 19482

Healthcare Ventures V, L.P.("Healthcare Ventures")(3)(5)....................       2,073,500            8.4%
Healthcare Partners V, L.P.("Healthcare Partners")(3)(5)....................       2,073,500            8.4%
James H. Cavanaugh, Ph.D.(3)(5)(6)..........................................       2,217,037            9.0%
Harold R. Werner (3)(5)(6)..................................................       2,219,575            9.0%
John W. Littlechild (3)(5)(6)...............................................       2,214,716            9.0%
William Crouse (3)(5)(6)....................................................       2,214,716            9.0%
Mark Leschly (3)(5).........................................................       2,073,500            8.4%

Larry N. Feinberg (3).......................................................       1,790,300            7.3%
c/o Oracle Investment Management Inc.
712 Fifth Avenue, 45th Floor
New York, NY 10019

Jay Moorin (7)..............................................................         817,362            3.3%

Michael A. Zasloff, M.D., Ph.D.(8)..........................................         551,320            2.2%
Michael R. Dougherty (9)....................................................         212,000              *
Roy C. Levitt, M.D.(10).....................................................         195,625              *
Thomas J. Bigger (11).......................................................          72,500              *
Robert F. Shapiro (12)......................................................          65,000              *
Kenneth J. Holroyd, M.D.(13)................................................          37,875              *
Zola P. Horovitz, Ph.D.(14).................................................          31,250              *
Bernard Canavan, M.D.(15)...................................................          27,250              *
Charles A. Sanders, M.D.(16)................................................          15,000              *
James B. Wyngaarden, M.D.(16)...............................................          10,500              *
All current executive officers and directors as a group (10 persons)(17)....       1,187,820            4.8%

------------

*     Less than one percent.

(1) Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options and warrants held by each individual or group to the extent such options and warrants are exercisable within sixty days of March 22, 1999.

(2) The percentage for each individual or group is based on the aggregate of the shares outstanding as of March 22, 1999 (22,911,616 shares) and all shares issuable upon the exercise of outstanding stock options and warrants held by such individual or group to the extent such options and warrants are exercisable within sixty days of March 22, 1999.

(3)  This information is presented in reliance on information disclosed in a
     Schedule 13G filed with the Commission and reporting as of December 31, 1998.

(4) Of the shares reported, Wellington shares dispositive power with respect to all 3,119,900 shares and shares voting power with respect to 1,644,100 shares. The Wellington shares include 1,278,100 shares reported separately by Vanguard for which shared dispositive power was claimed by Vanguard.

(5) Healthcare Ventures is a Delaware limited partnership of which Healthcare Partners is the general partner. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are general partners of Healthcare Partners. The business address for Healthcare Ventures, Healthcare Partners, Dr. Cavanuagh, and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, NJ 08542. The business address for Messrs. Littlechild and Leschly is One Kendall Square, Building 300, Cambridge, MA 02139. Beneficial ownership reported includes 2,073,500 shares held by Healthcare Ventures. Voting and dispositive power are shared among Healthcare Ventures, Healthcare Partners, Dr. Cavanuagh and Messrs. Werner, Littlechild, Crouse and Leschly.

(6) Beneficial ownership includes warrants to purchase 141,216 shares, for which voting and dispositive power are shared among Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse.

(7) To the best of the Company's knowledge, this includes 816,862 shares of Common Stock issuable upon exercise of options, and 500 shares owned by Mr. Moorin's wife as to which shares Mr. Moorin disclaimed beneficial ownership.

(8) Includes 211,250 shares of Common Stock issuable upon exercise of options, 172,312 shares of Common Stock held by Mr. Zasloff's wife and 30,000 shares of Common Stock in trusts for the benefit of certain members of Dr. Zasloff's family.

(9)  Includes 207,000 shares of Common Stock issuable upon exercise of options.

(10) Includes 172,500 shares of Common Stock issuable upon exercise of options and 2,120 shares of Common Stock held in accounts of family members.

(11) Represents 72,500 shares of Common Stock issuable upon exercise of options.

(12) Includes 10,000 shares of Common Stock issuable upon exercise of options, 5,000 shares of Common Stock held in an account for a foundation for which Mr. Shapiro is a trustee, and 10,000 shares owned by Mr. Shapiro's wife, as to which shares Mr. Shapiro disclaims beneficial ownership.

(13) Includes 28,875 shares of Common Stock issuable upon exercise of options and 9,000 shares of Common Stock held in a joint account where voting and investment power are shared.

(14) Includes 27,500 shares of Common Stock issuable upon exercise of options.

(15) Includes 26,250 shares of Common Stock issuable upon exercise of options.

(16) Includes 10,000 shares of Common Stock issuable upon exercise of options.

(17) See (8) through (16) above.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth for the years ended December 31, 1998, 1997 and 1996 certain compensation paid by the Company to its Chief Executive Officer, the four other most highly paid executive officers of the Company as of December 31, 1998 and its former Chief Executive Officer.


                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM COMPENSATION
                                                                    ----------------------------------
                                              ANNUAL COMPENSATION      STOCK     SECURITIES UNDERLYING    ALL OTHER
                                            ----------------------
NAME AND PRINCIPAL POSITION           YEAR     SALARY      BONUS      ISSUED         OPTIONS/SARS       COMPENSATION
------------------------------------  ----  ------------  --------  -----------  ---------------------  -------------
Michael R. Dougherty................  1998  $246,132      $ 40,000  $     0              170,000        $     0
President, Chief Executive Officer    1997   215,507        66,000        0               50,000              0
and Chief Financial Officer           1996   197,380        77,000        0               90,000              0

Roy C. Levitt, M.D..................  1998  $246,164      $ 30,000  $37,188 (1)          150,000        $     0
Executive Vice President and          1997   230,098        66,000        0               60,000              0
Chief Operating Officer(3)            1996   194,063        77,000        0               95,000         27,800 (2)

Michael A. Zasloff, M.D., Ph.D......  1998  $250,350      $ 20,000  $     0               60,000        $     0
Vice Chairman and Executive           1997   237,356        67,000        0               40,000              0
Vice President                        1996   225,072        90,000        0               95,000              0

Thomas J. Bigger....................  1998  $223,860      $  5,000  $     0               20,000        $     0
Senior Vice President (3)             1997   214,200        40,000        0               27,000              0
                                      1996   105,000        30,000        0              125,000         29,500 (2)

Kenneth J. Holroyd, M.D.............  1998  $196,646      $ 20,000  $     0              120,000        $     0
Senior Vice President (4)

Jay Moorin..........................  1998  $171,124 (5)  $      0  $     0                    0        $     0
Former Chairman, President and        1997   294,053       100,000        0               70,000              0
Chief Executive Officer               1996   266,500       125,000        0              105,000              0

-------------

(1) Dr. Levitt was issued 8,500 shares of Common Stock in July, 1998 pursuant to his employment agreement.

(2) Payments made for reimbursement of relocation expenses.

(3) Dr. Levitt joined the Company in January 1996, and Mr. Bigger joined the Company in July 1996.

(4) Dr. Holroyd joined the Company in February 1997 and was appointed an executive officer in 1998. Pursuant to SEC rules, no information regarding his compensation for years prior to his appointment as an executive officer is required.

(5) Mr. Moorin ceased to be an executive officer and director upon his resignation from the Company on August 3, 1998. Mr. Moorin's 1998 compensation as shown above represents salary through August 3, 1998, and is equivalent to an annual salary of $293,355. Mr. Moorin is currently retained as a consultant to the Company. See "Other Compensation."

  The following table sets forth certain information regarding stock options granted during 1998 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS(1)
                                   ---------------------------------------------
                                               PERCENT OF                           POTENTIAL REALIZABLE
                                   NUMBER OF     TOTAL                               VALUE AT ASSUMED
                                   SECURITIES    OPTIONS                            ANNUAL RATES OF STOCK
                                   UNDERLYING  GRANTED TO                            PRICE APPRECIATION
                                    OPTIONS     EMPLOEES    EXERCISE  EXPIRATION    FOR OPTION TERM(2)
                                                                                    ---------------------
NAME                                GRANTED     IN 1998      PRICE       DATE          5%          10%
----                               ----------  ----------   --------  ----------   --------     --------
Michael R. Dougherty..............   70,000       8%         $4.63    7/13/2008    $203,605     $515,974
                                    100,000      11%         $3.25   12/14/2008    $204,391     $517,996

Roy C. Levitt, M.D................   60,000       7%         $4.63    7/13/2008    $174,518     $442,264
                                     90,000      10%         $3.25   12/14/2008    $183,952     $466,170

Michael A. Zasloff, M.D., Ph.D....   40,000       4%         $5.75    7/24/2008    $144,646     $366,561
                                     20,000       2%         $3.25   12/14/2008    $ 40,878     $103,593

Thomas J. Bigger..................   20,000       2%         $5.75    7/24/2008    $ 72,323     $183,280

Kenneth J. Holroyd, M.D...........   50,000       5%         $5.56    6/16/2008    $165,085     $418,357
                                     30,000       3%         $5.75    7/24/2008    $108,484     $274,921
                                     40,000       4%         $3.25   12/14/2008    $ 81,756     $207,187

Jay Moorin (3)....................        0       0%         $0.00           --    $      0     $      0

(1) Options are non-qualified stock options to acquire shares of Common Stock with a stated term of ten years, vesting in four annual installments beginning one year after the date of grant. If a "change in control" (as defined in the 1992 Stock Option Plan and 1998 Equity Compensation Plan) were to occur, these options would become immediately exercisable in full.

(2) Potential Realizable Values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder's continued employment through the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table.

(3) Mr. Moorin ceased to be an executive officer and director upon his resignation from the Company on August 3, 1998.

  The following table sets forth certain information regarding stock option exercises during 1998 and the value of vested and unvested options for the persons named in the Summary Compensation Table as of December 31, 1998. Year-end values are based upon a price of $3.188 per share, which was the closing market price of a share of the Company's Common Stock on December 31, 1998.

      AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

                                                                                              VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED              IN-THE-MONEY
                                   SHARES                            OPTIONS AT                     OPTIONS AT
                                 ACQUIRED ON      VALUE           DECEMBER 31, 1998              DECEMBER 31, 1998
                                                           ------------------------------  ----------------------------
NAME                              EXERCISE       REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                              --------      ---------  -----------  -----------------  ------------  --------------
Michael R. Dougherty.............        0      $      0    207,000        265,000         $      0           $0
Roy C. Levitt, M.D...............        0      $      0    172,500        282,500         $      0           $0
Michael A. Zasloff, M.D., PhD....  137,758      $843,768    211,250        151,750         $      0           $0
Thomas J. Bigger.................        0      $      0     69,375        103,125         $      0           $0
Kenneth J. Holroyd, M.D..........        0      $      0     28,275        156,625         $      0           $0
Jay Moorin(1)....................        0      $      0    816,862        121,750         $707,587           $0

(1) Mr. Moorin ceased to be an executive officer and director upon his resignation from the Company on August 3, 1998.


OTHER COMPENSATION

  The Company has entered into an employment agreement with Dr. Zasloff pursuant to which, among other things, Dr. Zasloff will receive a $50,000 bonus upon approval by the U.S. Food and Drug Administration of the first product developed by the Company under his direction.

  In January 1996, the Company entered into an employment agreement with Dr. Levitt pursuant to which, among other things, Dr. Levitt will receive up to an additional 75,000 options in the event certain milestones are achieved in a certain area of research.

  In July 1996, the Company entered into an employment agreement with Mr. Bigger pursuant to which Mr. Bigger is eligible to receive up to an additional 12,500 options in the event certain milestones are achieved relating to business development activities.

  In August 1998, the Company entered into a consulting agreement with Mr. Moorin in connection with his resignation from the Company. The agreement covers the period August 1998 to August 1999 and provides for cash compensation to Mr. Moorin of $343,355, a continuation of Mr. Moorin's stock options through the term of the consulting agreement, and payments equal to the cost of health insurance for a twelve month period. Under a previous agreement Mr. Moorin was granted an option, which is currently exercisable in full, to acquire 595,612 shares of Common Stock at an exercise price of $2.00 per share. This option will remain exercisable through 2001, notwithstanding the termination of Mr. Moorin's employment relationship with the Company.

  The 1998 Equity Compensation Plan provides for the issuance of up to 375,000 shares of Common Stock. In 1998 the Company reserved a total of 146,000 shares for issuance under the Plan, as follows: 50,000 shares to Mr. Dougherty, 36,000 shares to Dr. Levitt, 20,000 shares to Dr. Zasloff, 20,000 shares to Mr. Bigger and 20,000 shares to Dr. Holroyd subject to certain conditions. Shares will be issued to each executive officer at a rate of 25% each year beginning in July 1999, provided that the officer is still employed by the Company.

  The Company does not currently grant any long-term incentives, other than stock options and awards, to its executives or other employees. Similarly, the Company does not sponsor any defined benefit or actuarial plans at this time.

  The Company's executive officers are entitled to receive six to twelve months' base salary in the event that their employment is terminated by the Company without "cause." In addition, in the event that Dr. Levitt is terminated prior to January 1, 2001 for reasons other than "cause", the Company will be obligated to pay royalties to Dr. Levitt with respect to certain intellectual property transferred by Dr. Levitt to the Company.

COMPENSATION OF DIRECTORS

  All non-employee directors receive an annual fee of $15,000 for their services to the Company as directors, and are reimbursed for expenses incurred in connection with attending meetings of the board of directors. As Chairman of the Board, Dr. Horovitz receives an additional annual fee of $45,000.

  The following Compensation Committee Report and the Comparative Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         COMPENSATION COMMITTEE REPORT


COMPENSATION PHILOSOPHY

  The Compensation Committee of the board of directors (the "Compensation Committee") believes that a well designed compensation program should align the goals of the stockholders with the goals of the executive, and that a significant portion of executive compensation, over the long-term, should be dependent upon the value created for the stockholders. However, the Compensation Committee recognizes that, in the short-term, the value of the Company will be affected by many factors, some transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry which is characterized by a large number of small companies, long product lead times, highly volatile stock process and few commercial products. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value for stockholders with components based upon the achievement of shorter-term strategic goals. These goals generally include the progress of research and drug development programs, adherence to budgets, strengthening of the Company's financial position and success in entering into appropriate business collaborations. The Compensation Committee expects that the achievement of these shorter-term goals will contribute to the long-term success of the Company. In light of the Company's need to develop its technology into viable products, progress toward achievement of research and development objectives is the most significant individual factor considered in determining compensation levels.


  The Company competes with both biotechnology companies and pharmaceutical companies in the hiring and retention of qualified personnel. Particularly as compared to the pharmaceutical industry, the cash compensation of the Company's executives is below those levels available to executives of similar background and experience. Likewise, the Company does not offer the type of retirement benefits often available at such other entities. The Company must therefore place greater emphasis on long-term compensation, principally including the grant of stock options and awards.

  The Company's compensation program for executive officers is comprised of base salary, performance bonuses, longer-term incentive compensation in the form of stock options and awards, and benefits available generally to all of the Company's employees. The process utilized by the Compensation Committee in determining executive officer compensation levels for each of these components is based on the Compensation Committee's subjective judgement, and the other factors noted herein.

COMPENSATION COMPONENTS

  Base Salary. Base salary levels for the Company's executive officers are reviewed on an annual basis by the Compensation Committee. In conducting this review, the Compensation Committee considers the various items noted above, including competitive factors and industry trends, as well as performance within the Company, and changes in job responsibility. The Compensation Committee also reviews certain compensation information publicly available and gathered informally, including merit increase data, and considers salary history at the Company.


  In 1998, Mr. Dougherty's base salary was increased from $220,763 to $270,000, principally reflecting the promotion of Mr. Dougherty from Executive Vice President and Chief Financial Officer to President and Chief Executive Officer, with the resulting increases in responsibilities commensurate with this promotion. Other members of senior management also received salary increases in consideration of promotions and increases in responsibilities within the Company.

  Performance Bonus Compensation. The Compensation Committee annually considers awards of cash bonuses to executives in order to provide a direct financial incentive to achieve Company and individual objectives, generally related to the goals described above. Specific objectives are determined yearly as part of the Company's annual operating plan and budget. The granting of any such bonus is totally discretionary and is determined based upon the Compensation Committee's evaluation of each executives' performance in attaining such corporate and individual goals and objectives.

  In determining to award cash bonuses to the Company's executive officers in 1998, the Compensation Committee noted the Company's achievement of several objectives and milestones, including:

  (i) The filing of a New Drug Application ("NDA") with the Food And Drug Administration ("FDA") for the Company's lead product development candidate, pexiganan acetate,

  (ii)  The progress of Phase I clinical studies of squalamine,

  (iii) The progress of the Company's recombinant manufacturing program for pexiganan acetate, and

  (iv) The progress of the asthma genomics program, including the Company's strategic alliance with Genentech, Inc.

  At the same time, the Compensation Committee considered the areas of disappointing performance in 1998, including the price performance of the Company's Common Stock. Based on such assessment, bonuses awarded were significantly less than amounts awarded in prior years. Mr. Dougherty's 1998 cash bonus was $40,000.

  With respect to base salary and performance bonus compensation, the Committee also reviews certain cash compensation survey materials and noted that Mr. Dougherty's base salary and cash bonus places Mr. Dougherty in approximately the 50th percentile of compensation in the biopharmaceutical industry. Some, but not all of the companies in the compensation survey are included in the Index of Nasdaq Pharmaceutical Stocks in the Comparative Stock Performance Graph.

  Stock Option Grants. The objective of option grants is to align the long-term financial interests of the option holder with the financial interests of the Company's stockholders. Stock option exercise prices are set at the prevailing market price at the time of grant, and stock options will only have value if the Company's stock price increases. The Company, as with all biopharmaceuticals companies, relies heavily upon stock option grants. Without such incentives, it would not be possible to attract and retain qualified managers or scientists. The Compensation Committee generally considers stock option grants on an annual basis as a means to continue to incentivise the Company's senior managers to work toward increasing stockholder value; however, the granting of any such options is totally discretionary. In order to assess competitive factors, the Committee also analyzes data relating to option grants being awarded to executives of other biopharmaceutical companies.

  The Compensation Committee made grants to executive officers aggregating 460,000 shares in total. The exercise price of all grants was the fair market value on the date of grant. Mr. Dougherty was awarded options to purchase 170,000 shares in 1998, principally reflecting the increase in responsibilities commensurate with his promotion in 1998 to Chief Executive Officer. The committee also took note of the fact that Mr. Dougherty's and other executive officers' prior option awards were exercisable at prices in excess of the current value of the Company's Common Stock, and determined that additional awards were appropriate to continue to incentivise the management group to build value within the Company.

  The Committee also determined to make restricted stock grants to executive officers in 1998, aggregating 146,000 shares in total, including 50,000 shares to Mr. Dougherty. The grants vest at the rate of 25% per year over the next four years. The Committee believes such grants provide an additional alignment of the long term financial interest of the Company's management with the Company's stockholders.

  In connection with the resignation of Mr. Moorin, former Chairman, President and Chief Executive Officer of the Company in August 1998, the Board of Directors negotiated a consulting agreement with Mr. Moorin covering the period from August 1998 through August 1999. This agreement provides for:

  (i) Cash compensation to Mr. Moorin of $343,355 over the twelve month period,

  (ii) Continuation of Mr. Moorin's stock options through the term of the consulting agreement, and

  (iii) Payments to Mr. Moorin equal to the cost of health insurance purchased by Mr. Moorin for a twelve month period.

  The Board determined that such a consulting agreement was appropriate in order to retain, on a limited basis, the services of Mr. Moorin.

  Payments during 1998 to the Company's executives under the various programs discussed above were made in accordance with the provisions of Section 162(m) of the Code which became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a public company for compensation paid to certain individuals to $1 million, except to the extent that any excess compensation is performance-based compensation. In accordance with current regulations, the amounts realized upon the exercise of stock options will qualify as performance-based compensation.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Bernard Canavan, M.D.
Charles A. Sanders, M.D.

February 17, 1999

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Dr. Canavan and Dr. Sanders. There are currently no compensation committee interlocks with any other companies or insider participation on the Compensation Committee.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return of the Company's Common Stock with the cumulative total stockholder return of (i) the Nasdaq Stock Market (U.S.) Index (the "Nasdaq Index"), and (ii) the Index of Nasdaq Pharmaceutical Stocks (the "Pharmaceutical Index"), assuming an investment of $100 on December 31, 1993 in each of the Common Stock of the Company, the stocks comprising the Nasdaq Index and the stocks comprising the Pharmaceutical Index, and further assuming reinvestment of dividends. The graph commences as of December 31, 1993.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG MAGAININ PHARMACEUTICALS INC.,
                      THE NASDAQ STOCK MARKET (U.S) INDEX
                      AND THE NASDAQ PHARMACEUTICAL INDEX


                             MAGAININ
 MEASUREMENT PERIOD       PHARMACEUTICALS        NASDAQ STOCK        NASDAQ
(FISCAL YEAR COVERED)           INC.               MARKET-US      PHARMACEUTICAL
DEC-93                          100                   100              100
DEC-94                           20                    98               75
DEC-95                           95                   138              138
DEC-96                           70                   170              138
DEC-97                           59                   209              293
DEC-98                           23                   143              183

* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF
  DIVIDENDS. FISCAL YEAR ENDED DECEMBER 31.

                 INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

  Richard A. Eisner & Company, L.L.P. served as the Company's independent accountants from the Company's inception in June 1987 through 1998. In January 1999, the Company replaced Richard A. Eisner & Company, LLP as its independent public accountants and auditors, and engaged KPMG LLP to serve as its independent public accountants and auditors beginning with the audit of the year ended December 31, 1998. The replacement of Richard A. Eisner & Company, LLP and the engagement of KPMG LLP was approved by the Audit Committee of the Board of Directors. The Company filed a Current Report on Form 8-K disclosing this change in January 1999. The Company has requested that a representative of KPMG LLP attend the Annual Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.


                                 OTHER MATTERS

  The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on its review of the copies of such reports received by the Company and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1998, all filing requirements applicable to its officers, directors and ten-percent stockholders were satisfied.


               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

  Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2000 annual meeting, such proposals must be received by the Company no later than November 30, 1999. Proposals should be directed to the attention of the Secretary of the Company.


                                    By Order of the Board of Directors,


                                    MICHAEL R. DOUGHERTY
                                    Secretary


March 31, 1999

PROXY                    MAGAININ PHARMACEUTICALS INC.                     PROXY

                  Annual Meeting of Stockholders, May 18, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Michael R. Dougherty and Zola P. Horovitz, or either one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Magainin Pharmaceuticals Inc. to be held on May 18, 1999, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting or any adjournments thereof, all as set forth in the April 12, 1999 Proxy Statement.

           PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

1. Election of the following nominees as directors: Zola P. Horovitz, Ph.D., Bernard Canavan, M.D., Michael R. Dougherty, Roy C. Levitt, M.D., Charles A. Sanders, M.D., Robert F. Shapiro, James B. Wyngaarden, M.D. and Michael A. Zasloff, M.D., Ph.D.

   For all         Withhold for     Withhold for the following only: (Write
   nominees        all nominees     the names of the nominee(s) in the space
                                    below)


   [_]             [_]              -------------------------------------------

   THIS PROXY IS CONTINUED ON THE REVERSE SIDE, PLEASE DATE, SIGN AND RETURN
                                   PROMPTLY.

2. To vote on such other matters that may properly come before the meeting.

 THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING,
      PROXY STATEMENT AND ANNUAL REPORT OF MAGAININ PHARMACEUTICALS INC.

                                           (Signature should be exactly as
                                           name or names appear on this proxy.
                                           If stock is held jointly, each
                                           holder should sign. If signing is
                                           by attorney, executor,
                                           administrator, trustee or guardian,
                                           please give full title.)

                                           Dated________________, 1999

                                           ------------------------------------
                                           Signature

                                           ------------------------------------
                                           Signature if held jointly

                                              I plan to attend the meeting:
                                                     Yes [_]  No [_]

    This Proxy will be voted FOR all nominees unless otherwise indicated, and in the discretion of the proxies on all other
                 matters properly brought before the meeting.